Exhibit 99.1

FOR IMMEDIATE RELEASE

Adrenalina Raises Offer for Pacific Sunwear to $5.00 Per Share

Calls on PacSun Board of Directors to Enter into Discussions in "Best Interests of Shareholders"

MIAMI--(BUSINESS WIRE)--

Adrenalina (OTCBB: AENA), a retail entertainment destination designed for extreme sports enthusiasts, today announced that it has resubmitted its proposal to the Board of Directors of Pacific Sunwear of California Inc. (Nasdaq: PSUN; "PacSun") to enter into negotiations aimed at acquiring that company at an increased price of $5.00 per share, or an aggregate of approximately $329 million, in a combination of cash and stock.

Adrenalina's increased acquisition offer represents a premium of 67% above the closing price of PacSun common shares on October 28, 2008. The proposed purchase price per share is $0.50 or 11% higher than Adrenalina's original offer of $4.50 per share announced on October 20, 2008. The offer is subject to PacSun's Board and shareholders approval, execution of a definitive agreement, obtaining the requisite financing and certain other terms and conditions.

Adrenalina noted that it has identified strategic partners, wealthy individuals and institutional investors who have expressed a strong interest as well as commitments in providing the requisite financial support to finalize the transaction.

"I call on the PacSun Board of Directors to act in the best interests of their shareholders by engaging in discussions with Adrenalina to implement our proposal. We believe their Board acted hastily and without full consideration in rejecting our earlier offer. Instead of enhancing shareholder value, PacSun's share price has declined 20% since October 17, the day prior to our original offer, which represents a loss of more than $45 million in market value. We urge the Board now to take this opportunity to execute its fiduciary duty," said Ilia Lekach, Chairman and CEO of Adrenalina.

"Our first offer was received well by those who want to participate in the acquisition," continued Mr. Lekach. "We remain excited about the potential to create value by reinvigorating the PacSun brand through a combination of Adrenalina's innovative lifestyle retailing concepts with PacSun's established brand and extensive store footprint."

The full text of Adrenalina's letter to the PacSun CEO and Board of Directors is attached.

About Adrenalina

Adrenalina pioneered and branded "The Extreme Store" concept, which showcases top-quality athletic apparel, equipment and accessories in a fun, engaging retail entertainment format. Building on the popularity of the Adrenalina TV program, Adrenalina stores feature the FlowRider(R) wave machines for which it has exclusivity in retail locations. With over one million visitors to the stores per year, Adrenalina locations average 10,000 square feet and carry the best in extreme sports apparel, footwear, equipment and accessories from industry leaders and fashion brands such as Quiksilver, Billabong, Volcom, O'Neil, Reef, Crocs and Ed Hardy. Adrenalina has retail locations in Miami, FL; Orlando, FL; and Tampa, FL; and locations under construction in Denver, CO; Alpharetta, GA; Plano, TX; and Houston, TX. The Company has also secured an additional prime location in the New York Metro market. Adrenalina (AENA) is quoted on the Over The Counter: Bulletin Board. For more information, please visit www.adrenalinastore.com.

Disclosure Regarding Forward-Looking Statements

This news release contains forward-looking statements. All statements other than statements of historical fact made herein are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

October 28, 2008

Sally Frame Kasaks
Chief Executive Officer
Pacific Sunwear of California, Inc.
3450 E. Miraloma Avenue
Anaheim, California 92806

Dear Sally:

I am following up on my letter of October 17, 2008 and hereby repeat my proposal to enter into negotiations with the objective of combining Adrenalina and Pacific Sunwear of California, Inc. (PacSun) through the purchase by Adrenalina of all issued and outstanding shares of common stock of PacSun. We are increasing our offer to pay $5.00 per share, consisting of cash and stock of Adrenalina. The transaction will require the approval of the Board of Directors of PacSun.

We firmly believe that our offer is in the best interest of the shareholders of both companies and, with the price of PacSun stock plummeting, PacSun's board has a fiduciary obligation to the company's shareholders to consider our proposal seriously. We have identified strategic partners, wealthy individuals and institutional investors who have expressed a strong interest in providing the requisite financial support to finalize the transaction.

Again, we are confident that this transaction will create value for PacSun shareholders well in excess of that which can be achieved by PacSun proceeding on its own. Not only does the proposed acquisition price represent a premium to the current price of PacSun shares, but the stock structure of the transaction will allow PacSun shareholders to participate in the future growth and performance of the energized combined companies. In addition, the business synergies from combining PacSun's substantial store footprint with Adrenalina's high-growth lifestyle retailing concept are compelling - especially in this challenging economic environment.

Completion of the proposed transaction is anticipated to occur no later than February 2009 and is subject to customary conditions, including satisfactory completion of our due diligence, the execution of a definitive agreement between the two companies and completion of the funding, which we do not expect to present a problem.

I am hereby offering again for your consideration a summary of some of the most important synergies between the two companies:

-- Increased connection with youthful trendsetters and hardcore users: Adrenalina has established a strong connection with both youthful trendsetters and action sports hardcore users who influence wider audiences. Each Adrenalina store with its FlowRider(R) draws regular exposure in local and national media, which will benefit the company as a whole.

-- Product portfolio extension without losing focus: Adrenalina has expertise in action sports hardgoods that may easily be added to PacSun's selections for immediate profit. Furthermore, PacSun has strong private label experience that could be leveraged on Adrenalina branded products.

-- Footprint: More than 1,000,000 people go through each Adrenalina store per year, vendors want to have their wares displayed in Adrenalina stores. Because of this great visibility we are able to market specific deals with national suppliers.

-- Exponential business revenue and profit growth: Adrenalina is in expansion mode, and it has a long way to go before saturating the market. This provides PacSun with a new business growth path that will enhance the overall growth rate of PacSun. Also, because of PacSun's operational efficiencies of current infrastructure, purchasing power and back end operations, Adrenalina stores could leverage the backbone of PacSun and open stores at a faster rate. The combined company could take advantage of landlords seeking to house Adrenalina stores.

Again, we urge your Board of Directors to seriously consider this proposal and would welcome the opportunity to meet with your Board to explore further. Please get back to me to schedule a meeting.

Very truly yours,

Ilia Lekach